Exhibit 99.1

Liberty Global and Searchlight Complete Choice Acquisition

Leading Cable Operator in Puerto Rico to Leverage Superior Network and Innovation Expertise

Denver, Colorado - June 3, 2015:

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced that, following regulatory approval, it has consummated its previously announced acquisition of 100% of the parent of Puerto Rico Cable Acquisition Company Inc., dba Choice Cable TV (“Choice”), the second largest cable and broadband services provider in Puerto Rico. The combination of Choice’s operations with those of Liberty Cablevision of Puerto Rico LLC (“LCPR”), which is 60% owned by Liberty Global and 40% owned by funds managed by Searchlight Capital Partners, L.P., creates the largest cable operator on the island with over one million homes passed1, serving approximately 750,000 revenue generating units (“RGUs)1 and generating over $390 million of annual revenue.

As previously disclosed, the purchase price of approximately $272.5 million before transaction costs and other adjustments represents a multiple of approximately 6 times our estimate of Choice’s 2015 full-year operating cash flow, as customarily defined by Liberty Global and adjusted for the projected annual impact of synergies following full integration. The transaction was largely funded through incremental debt borrowings of approximately $267.5 million at the combined Puerto Rican business, and equity contributions from Liberty Global and Searchlight of $10.2 million and $6.8 million, respectively.

Liberty Global’s 60% ownership interest in Choice will be attributed to the “LiLAC Group”, which will track the performance of Liberty Global’s operations in Latin America and the Caribbean.

Mike Fries, CEO of Liberty Global, stated, “We are thrilled with the completion of this acquisition, which will benefit Choice customers, drive scale efficiencies across Puerto Rico and further enhance long-term value of the LiLAC Group. The combination of organic growth and consolidation opportunities throughout the region makes LiLAC a unique pure-play investment opportunity and we look forward to the trading of LiLAC Group shares on July 2.”

Eric Zinterhofer, co-founder of Searchlight, said, “The acquisition of Choice completes island-wide cable consolidation in Puerto Rico, which enhances LCPR's ability to invest in products, marketing and end-to-end business solutions. LCPR will continue to offer leading broadband speeds, innovative video packages and attractively priced service bundles, and we welcome serving the customers of Choice. We would also like to thank Steve Simmons and Jim Holanda of Choice for being excellent stewards of the business.”

Forward Looking Statements
This press release contains forward-looking statements, including statements regarding our expectations with respect to the combined Choice and LCPR operations, the expected performance of the LiLAC Group and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the satisfaction of certain conditions to the creation and distribution of the tracking stock, the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers, the effects of changes in laws or regulation, general economic factors, our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions, our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire, the availability of attractive programming for our digital video services and the costs associated with such programming, our ability to achieve forecasted financial and operating targets, the outcome of any pending or threatened litigation, our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the ability of vendors and suppliers to timely deliver quality products, equipment, software and services, as well as other factors detailed from time to time in Liberty Global’s filings with the SEC including Liberty Global’s most recent Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, except to the extent required by applicable law.

About Liberty Global
Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading products are provided through next-generation networks and innovative technology platforms that connected 27 million customers subscribing to 56 million television, broadband internet and telephony services at March 31,
2015. In addition, we served five million mobile subscribers and offered WiFi access across over five million access points.

Liberty Global's consumer brands are Virgin Media, Ziggo, Unitymedia, Telenet, UPC, VTR and Liberty
Cablevision. Our operations also include Liberty Global Business Services and Liberty Global Ventures. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Marcus Smith	+44 20 7190 6374
Christian Fangmann	+49 221 8462 5151	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678

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About Searchlight Capital Partners, L.P.

Searchlight is a global private investment firm with offices in New York, London and Toronto. Searchlight seeks to invest in businesses where its long term capital and strategic support accelerate value creation for all stakeholders. For more information, please visit www.searchlightcap.com.

For further information please contact:
Emily Melchior	+ 1 212 293 3717

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[1]	All homes passed and RGU figures for Choice are as of February 28, 2015 and are based on information provided by Choice. The LCPR homes passed and RGU figures are as of March 31, 2015.

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